CITIBUSINESS CREDIT CENTER
201 WEST LEXINGTON DRIVE
GLENDALE, CA 91203

citibank

March 3, 2006

HAZEL CHU,
MIZATI LUXURY ALLOY WHEELS, INC.
16122 ORANGE AVENUE
PARAMOUNT, CA 90723

DEAR HAZEL CHU:

Thank you for choosing Citibank for your business credit needs. We are pleased to inform yo that your Business Credit Account ("Account") application has been approved for $90,000.00.

The Account is a line of credit, which is annually renewable, subject to satisfactory credi performance and payment of an annual fee of $100.00. The annual fee is due at booking and annually thereafter. You may be billed for the annual fee, or it may be deducted from your Citibank business checking account or it may be added to the principal balance of your Account. Interest on the Account will be at an annual rate of the prime rate as published i The Wall Street Journal from time to time plus 3.00%. The Account is linked directly to you business checking account, which will be debited for any payments due.

The Account should be used as a revolving line of credit on which amounts are borrowed and re-borrowed from time to time. We annually review the Account and may elect not to renew it If the Account is not renewed (either by you or us), any available credit will be canceled and the outstanding balance at cancellation will be repaid over a period of 48 months.

Activation of this account is subject to receipt and satisfactory review of the following:

BORROWER MUST MAINTAIN A BUSINESS CHECKING ACCOUNT WITH CITIBANK FOR DIRECT WITHDRAWAL OF LOAN PAYMENTS. THIS ACCOUNT MUST BE USED AS BORROWER'S PRIMARY OPERATING ACCOUNT.
RECEIPT OF LOAN CLOSING FEES IN THE AMOUNT OF $100.00
COMPLETED PLACE OF BUSINESS VISIT BY YOUR CITIBANK SALES OFFICER.
-NEED ORIGINAL COMPLETE, SIGN AND DATE THE AUTHORIZING RESOLUTION SECTION.
-BORROWER TO COMPLETE THE FOLLOWING FIELDS ON THE APPLICATION AND INITIAL:
1. STATE OF INCORPORATION 2. DESCRIPTION OF BUSINESS. 3. OWNERHISP 4.
SEE ATTACHED FOR ADDITIONAL CONDITION ITEMS.

You will receive Citibank checks that you may use to access your Account. You can also access funds in the Account at an automated teller machine by using your linked CitiCard, through your linked Business Access or by calling our telephone customer service at (877) 528-0990. By using or consenting to the use of the Account, you agree to the terms and conditions of the accompanying Agreement.

If we do not receive any documents requested within 30 days of this letter, we shall assume that you have decided to decline our offer and wish to withdraw your application.

Thank you for allowing Citibank an opportunity to serve your business needs.

Sincerely,

SUE STAPORNKUL

NOTICE

The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided that the applicant has the capacity to enter into a binding contract); because all or part of the applicant's income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act. The federal agencies that administer compliance with this law concerning these creditors are as follows:

CREDITOR	*REGULATORY AGENCY*	*CREDITOR'S ADDRESS*
Citibank (West) FSB	*Office of Thrift Supervision Pacific Plaza 2001 Junipero Serra Boulevard, Suite 650 Daly City, California 94014*	*Citibank, West Federal Savings Bank One Sansome Street San Francisco, CA 94104*
Citibank, N.A.	*Office of the Comptroller of the Currency Customer Assistance Unit 1301 McKinney Avenue, Suite 3710 Houston, TX 77010*	*Citibank, N.A. 399 Park Avenue New York, NY 10043*
Citibank, F.S.B.	*Office of Thrift Supervision 1475 Peachtree Street, N.E. Atlanta, GA 30309*	*Citibank, F.S.B. 11800 Spectrum Center Drive Reston, VA 22090*

Citibusiness Credit Center, Missouri is a department of Citibank, F.S.B. which performs credit services for Citibank, N.A., Citibank (West), FSB, and Citibank, F.S.B. Citibusiness Credit Center, California is a department of Citibank (West), FSB which performs credit services for Citibank, N.A., Citibank (West), FSB, and Citibank, F.S.B.

FOR ALL CITIBANK CUSTOMERS THAT HAVE RECEIVED ADVERSE ACTION:

__Information from Consumer Reporting Agencies:__ The reporting agency(ies) identified on the reverse side of the adverse action notification played no part in our decision and are unable to provide specific reasons for our decision. Under the Fair Credit Reporting Act, you have the right to obtain your free copy of your report from each of the reporting agencies. To obtain your free report, you must request the report from the reporting agency no later than 60 days after you receive this letter. You also have the right to dispute the accuracy or completeness of any information contained in your report by contacting the reporting agency that furnished the report.

__Information from Affiliate or Outside Source Other than a Consumer Reporting Agency:__ If our decision was based in whole or in part on information obtained from a source other than a consumer reporting agency, you have the right to make a written request, no later than 60 days after receipt of this letter, for disclosure of the nature of the information. We will respond to your request within a reasonable period of time and, if the information was obtained from an affiliate, no later than 30 days after receipt of your request.

FOR CALIFORNIA CREDIT APPLICANTS:

You have the right as a consumer, under California Civil Code section 1785.10, to report the accuracy or completeness of any information in the files maintained by consumer credit reporting agencies.

citibank

Your privacy is important to Citibank. This is why, as a member of Citigroup, we are committed to the Citigroup Privacy Promise for Consumers, which is as follows:

Citigroup Privacy Promise for Consumers

While information is the cornerstone of our ability to provide superior service, our most important asset is our clients' trust. Keeping client information secure, and using it only as our clients would want us to, is a top priority for all of us at Citigroup. Here, then, is our promise to our individual clients:

1. We will safeguard, according to strict standards of security and confidentiality, any information our clients share with us.

2. We will limit the collection and use of client information to the minimum we require to deliver superior service to our clients, which includes advising our clients about our products, services and other opportunities, and to administer our business.

3. We will permit only authorized employees, who are trained in the proper handling of customer information, to have access to that information. Employees who violate our Privacy Promise will be subject to our normal disciplinary process.

4. We will not reveal client information to any external organization unless we have previously informed the client in disclosures or agreements, have been authorized by the client, or are required by law.

5. We will always maintain control over the confidentiality of our client information. We may, however; facilitate relevant offers from reputable companies. These companies are not permitted to retain any client information unless the client has specifically expressed interest in their products or services.

6. We will tell clients in plain language initially, and at least once annually, how they may remove their names from marketing lists. At any time, clients can contact us to remove their names from such lists.

7. Whenever we hire other organizations to provide support services, we will require them to conform to our privacy standards and to allow us to audit them for compliance.

8. For purposes of credit reporting, verification and risk management, we will exchange information about our clients with reputable reference sources and clearinghouse services.

9. We will not use or share – internally or externally – personally identifiable medical information for any purpose other than the underwriting or administration of a client's policy, claim or account, or as disclosed to the client when the information is collected, or to which the client consents.

10. We will attempt to keep client files complete, up to date, and accurate. We will tell our clients how and where to conveniently access their account information (except when we're prohibited by law) and how to notify us about errors, which we promptly correct.

Confidentiality at Citibank

You have a right to confidentiality and we will not give anyone other than our employees, agents and affiliates and subsidiaries of Citigroup specific information about your Citibank accounts except:

- When you agree that we can give out the information;
- When you have given Citibank as a credit reference;
- When an inquiry is made regarding a check you have written;
- If we close your account because it has been maintained in an unsatisfactory manner;
- When we are required or permitted by law. For example, we are required to report to the Internal Revenue Service when we become aware of currency transactions totaling more than $10,000 in one day;
- When we must give out information to comply with legal process.

Because our statements may include information about linked accounts belonging to more than one individual and your accounts with other Citigroup affiliates, statements released under a subpoena may contain information regarding these other persons and accounts.

MARKETING AND INFORMATION SHARING PROVISIONS FOR SOLE PROPRIETORS

Marketing Lists

If you do not want your business to receive telephone and/or mail solicitations from Citibank, or you wish to instruct Citibank not to give information to affiliates or third parties to solicit your business by phone or mail, please notify us by calling us at (877) 528-0990 or writing to us at: Citibank Processing Center, P.O. Box 769003, San Antonio, TX 78245. We will then remove the name of your business from any mailing or telephone lists used for these purposes, Approximately 12 weeks may be required for your request(s) to become effective. We will continue to provide your business with important information concerning existing accounts, including marketing inserts that accompany account statements and other account notices. Your business may still receive marketing offers from other Citigroup agents or affiliates acting independently but they will not have solicited you using marketing lists supplied by us. If your business has accounts or policies with other Citigroup affiliates, you will need to contact them as well, if you want them to remove the name of your business from their marketing lists.

Information Sharing with Affiliates

Our mission and the mission of all Citibank affiliates is to help you meet your personal financial goals by providing you with the right products and services at the right time. To accomplish this – and to help us anticipate your needs – Citibank affiliates share information about you with each other on a confidential basis. This allows us to understand your financial needs better.

Citibank affiliates are permitted by law to share any information about their transactions or experiences with you. Other information you provide to us or that we obtain from third parties (for example, credit bureaus) will not be shared if you notify us that you do not want such information shared among Citibank affiliates. You may notify us of your instructions at any time. Please call (877) 528-0990 or send your name, your business account title and address (as they appear on your account statement), along with your account type, account number and tax identification number to us at the Citibank Processing Center, P.O. Box 769003, San Antonio, TX 78245. We ask that you mail your instruction in a stamped envelope that does not include any other correspondence.

If you are also a client of other Citigroup companies (such as CitiFinancial, Smith Barney and Primerica Financial Services) and you will receive a notice of their intent to share certain information about you with their affiliates, you will need to separately notify them if you do not want such information shared.

BUSINESS CREDIT ACCOUNT
ACCOUNT TERMS AND CONDITIONS

These terms and conditions, the accompanying letter, and your business credit application and agreement are your Business Credit Account Agreeme ("Agreement"). The letter contains important account information, including your credit limit, interest rate, and an indication whether there is an annual fe By applying for a Business Credit Account ("Account") or by using or consenting to the use of the Account, you agree that the terms and conditions of th Agreement govern the Account and all credit extended under this Agreement. Please read and keep both letter and Agreement for your records.

DEFINITIONS:
In this Agreement, "you," "your," or "yours" mean the business and co-signer(s), jointly and severally, responsible for this Agreement. "We," "us," or "ou means Citibank (West), FSB

CREDIT LIMIT:
Your credit limit ("Limit") is the most you may owe on your Account at any time. Unless your right to obtain credit under this Agreement is cancelled, repai amounts may be reborrowed as long as your Limit is not exceeded. You may not use your Account in any way that would cause you to go over your Liml You may be asked to immediately pay any amount over your Limit. If you exceed your Limit, we may honor the advance without losing our rights. If w have previously honored advances over your Limit, it does not mean that we will honor further over-Limit advances. By providing you with written notice we may change (increase or decrease) your Limit at any time.

USING YOUR ACCOUNT:
The full amount of your Limit is available to be used for business or professional purposes and may not be used for personal, family, or household uses You may borrow up to the Limit by using the checks we furnish you. You may use the checks just as you would any regular checks. We may refuse to pa your check or make additional credit available to you from your Account if you have reached your Limit, your Account is in default, you no longer maintai your primary business checking account with us, your credit privileges have been suspended or cancelled, or upon any other reasonable circumstance including without limitation an adverse change in your financial condition or the financial condition of any co-signer, without incurring liability to you o others.

REPAYMENT:
You agree to repay us all amounts owed under this Agreement plus interest and any other charges, as provided for in this Agreement. Unless we cance your right to obtain credit under this Agreement, you will only have to pay accrued interest and charges each month. If we cancel your right to obtain credi under this Agreement, you agree to repay the outstanding principal balance in forty-eight (48) equal consecutive monthly installments, together witl accrued monthly interest and any other charges, beginning approximately thirty (30) days after cancellation. You agree to maintain your primary busines: checking account with us while this Account remains open, from which all payments required to be made by this Agreement will be deducted. We will senc you monthly billing statements that will show transactions in your Account, your new balance, and the amount of your next payment and due date. You may make additional payments at any time by sending us a check to the address listed on your billing statement.

APPLICATION OF PAYMENTS:
Payments will be applied in the following order: (1) Interest; (2) Charges, Fees and Penalties; (3) Minimum Principal Payment(s); and (4) Principal. We can accept late payments or partial payments, as well as payments that reflect "paid in full" or other restrictive endorsements, without losing any of our rights under this Agreement.

COSTS AND EXPENSES:
You agree to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement or any other document executed in connection with this Agreement. You also agree to pay us a reinstatement fee of $250 should the Account, at your request, be reinstated, at our discretion, following the occurrence of an Event of Default hereunder, which shall have resulted in the cancellation of availability under the Account. You hereby authorize and direct us to charge any or all such costs, fees or expenses to your Account.

INTEREST:
You agree to pay monthly interest on the outstanding principal balance at an annual rate of the prime rate as published in The Wall Street Journal from time to time plus 3.00 %. Any increase or decrease in the annual rate takes effect on the first day following the publication of the change in The Wall Street Journal. The annual rate in effect and any subsequent changes to it will appear on the billing statement.

We compute interest this way: We start with the principal balance on the first day of the billing period. Each day of that period we add any advances made and subtract any payments and other credits applied to principal. We will take the principal balance outstanding on each day of the billing period and multiply that amount by the daily periodic rate to arrive at a daily interest amount. Daily interest charges are totaled at the end of the billing period to arrive at the monthly interest charge.

You understand that the margin above the prime rate as published in The Wall Street Journal is based in part on our evaluation of your financial condition and the deposit relationships you have or will maintain with us. Therefore, we reserve the right to change (increase or decrease) the margin by providing you with written notice. Such new rate shall apply to all outstanding and future balances.

ANNUAL FEE:
Whether or not the Account is used or available, you agree to pay an annual fee of $ 100 . You agree to payment of the annual fee at booking and annually thereafter. You may be billed for the annual fee, the annual fee may be deducted from your primary business checking account with us or the annual fee may be added to the principal balance of your Account. The annual fee is non-refundable unless you notify us to cancel your Account within 30 days from the mailing date of the billing statement on which the fee is billed.

LATE PAYMENT FEE:
If we do not receive the minimum payment within 15 days after the due date, we will add a late charge of the lesser of 5% of the principal and interest past due, or $35.

OVER-LIMIT FEE:
We will add a $35 over-limit fee to your Account for each billing period that your outstanding principal balance exceeds your Limit.

RETURN PAYMENT FEE:

RETURNED CITIBANK CHECK FEE:
We will add a $35 returned Citibank check fee to your Account if we decline to honor a check drawn upon your Account. Among the reasons for our decline is that the check would cause the outstanding principal balance to exceed your Limit, you are in default, or your Account has been cancelled.

STOP PAYMENT FEE:
We will add a $35 stop payment fee to your Account when the payment of a check drawn upon your Account is stopped at your request. You may stop payment on a check by notifying us in writing at the address listed on the billing statement or by calling us at the telephone number listed on the billing statement. If you call, you must confirm in writing within fourteen (14) days. A written stop payment will remain in effect for six (6) months unless renewed in writing.

TRANSACTION FEE:
You agree to pay $5.00 per check for each check posted against your Account that exceeds 20 checks per month.

MAXIMUM CHARGES:
We do not intend to charge, and you will not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law. Payments in excess of the maximum will be refunded to you or applied to unpaid principal.

DELAY IN ENFORCEMENT:
We can delay exercising any of our rights under this Agreement without losing them.

DEFAULT:
You will be in default if:

1. You fail to pay the minimum payment listed on each billing statement on time, or you otherwise fail to make the proper payment when due, or you fail to pay the annual fee, or otherwise fail to comply with the terms of this Agreement;
2. Any other creditor tries by legal process to take money or other property of yours in our possession or under our control;
3. There is any seizure of, or a receiver is appointed for, any of your property, or the property of any co-signer;
4. Any proceeding under any bankruptcy or insolvency law is commenced by or against you or any co-signer;
5. Any statement, financial or otherwise, you or any co-signer have given to us is false or misleading in any way;
6. An individual borrower or any co-signer of this Agreement shall either die or cease to be an officer, director or partner in your business;
7. The ownership of the business changes;
8. Your business is sold or there is a cessation of your day-to-day operations;
9. Your business relocates outside the Branch Trade Area where the Account was granted;
10. There is a default in the terms or conditions of any other contract with us or our affiliates, or with any other financial institution;
11. You or any co-signer fail, after demand, to provide us with your most recent federal tax return and/or financial statement;
12. In our sole good faith opinion, there is an adverse change in your financial condition, your business operations, or the financial condition of any co-signer;
13. If we receive information from third parties, including credit reporting agencies, which indicates an adverse change in your credit record or the credit records of any co-signer;
14. We, in good faith, believe that our security is impaired or our credit risk is increased;
15. You do not maintain your primary business checking account with us;
16. You close your primary business checking account with us;
17. We close your primary business checking account;
18. You do not maintain your deposit account(s) with us in a satisfactory manner;

Upon default, we can, at our option, without further notice or demand, refuse to pay any outstanding checks and deny more credit to you under this Agreement, and the outstanding Account balance shall, at our option, immediately become due and payable. After default, you agree to pay interest at an annual rate of the prime rate as published in The Wall Street Journal from time to time plus 8.00%, until your Account is paid in full. You further agree that upon default we are given a right to setoff, without notice, for the amount of your Account, accrued interest, fees, charges and penalties, against any of your deposit accounts with us.

COLLECTION COSTS:
You agree to pay on demand all costs and expenses for collection of amounts due on your Account (by legal proceedings or otherwise), including without limitation attorneys' fees and court costs.

ACCOUNT REVIEW:
We may conduct reviews of your Account from time to time to determine your continued eligibility to obtain credit. You and any co-signer agree to furnish such financial documents as we may request, including without limitation financial statements and/or the most recent federal income tax returns, each signed as appropriate by you and any co-signer. We may also, at any time, require confirmation of your continuing authorization or certification to act on behalf of the business.

SECURITY:
As security for your payment and performance under this Agreement and any other obligations owed to us, whether now existing or hereafter incurred, absolute or contingent, you hereby grant us a security interest in the following described property: any money or deposit account with or held by us and any certificates of deposit or other collateral pledged to us (all the "Collateral".) You also grant us a right of setoff against, a continuing security interest in and an assignment and pledge of any Collateral. Collateral does not include assets in Attorney Trust Accounts held for the benefit of clients, IRAs, Keogh Plans or other tax-qualified retirement plans.

You hereby authorize us to file at your expense any financing statements to perfect the security interest granted herein without your signature on such financing statements and hereby grant us a power of attorney to take any action or execute, file and deliver any document (including without limitation financing statements and amendments thereto) which we deem necessary to protect our security interest.

COVENANTS, REPRESENTATIONS AND WARRANTIES:
You hereby represent and warrant to us that the following statements are true and accurate as of the date of this Agreement and shall be true and accurate as of the date of any advance hereunder, except as communicated to us in writing and approved by us in writing: If you are either a corporation, partnership, or limited liability company or partnership you hereby warrant and represent that you are duly organized, validly existing, in good standing and duly are qualified to do business; you have full power and authority to enter into this Agreement, and nothing in this Agreement contravenes any law

CLOSING YOUR ACCOUNT:
You may close your Account at any time by notifying us in writing. However, you remain responsible to pay the balance according to the terms of this Agreement. We may close your Account or suspend your Account privileges at any time by providing you with written notice.

REFUSAL OF CHECKS:
If we detect unusual or suspicious activity on your Account or any business checking account with us, we may suspend or cancel your credit privileges until we can verify the activity. We are not responsible if we do not approve an advance on your Account, or if a third party refuses to accept a check, even if you have sufficient credit available.

CREDIT REPORTS:
You and the co-signer(s) hereby agree that we may request a credit report on you or any co-signer from a credit reporting agency at any time without advising you or any co-signer. We will provide the name and address of the credit reporting agency upon request.

CHANGING THIS AGREEMENT:
We can change this Agreement, including all fees, interest rate and method of computation, and increase, reduce or cancel the credit available, at any time, by providing you with written notice. You may cancel this Agreement for future credit prior to the effective date of the change. If you cancel, you must do so in writing. Of course, you will remain liable to pay your outstanding Account balance with interest and any other charges and remain subject to the other terms of this Agreement until paid in full. You may not change any of the terms of this Agreement without our prior written consent.

WAIVER OF JURY TRIAL:
You and we irrevocably waive all right to trial by jury in any action arising out of this Agreement.

FOR BUSINESSES LOCATED IN FLORIDA:
You agree to pay the Florida Documentary Stamp Tax. The Documentary Stamp Tax will be advanced against your Account at funding.

FOR BUSINESSES LOCATED IN CONNECTICUT:
Commercial Transaction: YOU ACKNOWLEDGE THAT THE TRANSACTION CONTEMPLATED HEREIN IS A COMMERCIAL TRANSACTION WITHIN THE MEANING OF SECTION 52-278a OF THE CONNECTICUT GENERAL STATUTES. WE HEREBY STATE THAT IN THE EVENT OF YOUR DEFAULT ON THE AGREEMENT, WE INTEND TO PURSUE OUR RIGHTS TO OBTAIN A PREJUDGMENT REMEDY IN ACCORDANCE WITH SECTION 52-278f OF THE CONNECTICUT GENERAL STATUTES. YOU HEREBY KNOWINGLY AND WILLINGLY WAIVE ALL RIGHTS OF NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER IN CONNECTION WITH THE OBTAINING BY US OF ANY PREJUDGMENT REMEDY IN CONNECTION WITH THE TRANSACTION EVIDENCED HEREBY OR PURSUANT TO ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED BY YOU IN CONNECTION HEREWITH, INCLUDING ANY AMENDMENTS OR EXTENSIONS HEREOF OR THEREOF. FURTHER, YOU WAIVE ANY REQUIREMENT OF US TO POST A BOND OR ANY OTHER SECURITY, OR TO SHOW SOME EXIGENCY, IN CONNECTION WITH THE OBTAINING BY US OF SUCH PREJUDGMENT REMEDY.

FOR BUSINESS LOCATED IN PUERTO RICO:
Commercial Transaction: YOU ACKNOWLEDGE THAT THE TRANSACTION CONTEMPLATED HEREIN IS A TRANSACTION WITHIN THE MEANING OF THE LAW OF COMMERCIAL TRANSACTIONS OF PUERTO RICO. YOU ALSO ACKNOWLEDGE THAT IN THE EVENT OF YOUR DEFAULT HEREUNDER, OR UNDER ANY AMENDMENTS HEREOF, WE SHALL HAVE THE TERM OF FIFTEEN YEARS TO FILE AN ACTION WITH THE COURT WE CHOOSE IN ORDER TO COLLECT ANY SUMS OWED BY YOU HEREUNDER OR UNDER ANY AMENDMENT HEREOF. YOU ALSO ACKNOWLEDGE THAT WE MAY REQUEST PREJUDGMENT AND PREVENTIVE REMEDIES PURSUANT TO THE APPLICABLE LAWS OF PUERTO RICO AND THAT IN SUCH EVENT, YOU HEREBY CONSENT THAT SUCH ORDER BE ISSUED WITHOUT NOTICE AND PREVIOUS COURT HEARING AND WITHOUT ANY BOND.

GOVERNING LAW:
The laws of the State of California shall govern this Agreement, except as preempted by applicable federal law.